UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)
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☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MELLANOX TECHNOLOGIES, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑ No fee required.
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NOTICE OF
2010 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 17, 2010

To our Shareholders:

You are cordially invited to attend our 2010 annual general meeting of shareholders, which will be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel 20692, on Monday, May 17, 2010 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Shareholders may also participate in the meeting via a live webcast on the investor relations section of the Mellanox website at www.mellanox.com. Please access the website 15 minutes prior to the start of the meeting to download and install any necessary audio software. You may also participate in the meeting via teleconference by dialing the toll-free U.S. telephone number (877) 831-3840 or the Israeli telephone number 1 809 245 917 at least 15 minutes prior to the start of the meeting and referencing the conference ID number 66000647.

We are holding the annual general meeting for the following purposes:

1. To elect directors to hold office until our 2011 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for a three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999;

3. To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term;

4. To approve (i) the increase in the annual base salary of Eyal Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009;

5. To ratify and approve the grant to Eyal Waldman of (i) an option to purchase 49,578 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 31, 2007 and subsequently surrendered by Mr. Waldman in exchange for an option granted on April 22, 2009, (ii) an option to purchase 90,000 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 26, 2008, (iii) an option to purchase 40,972 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on April 22, 2009 in exchange for the option surrendered by Mr. Waldman, and (iv) 45,000 restricted stock units, which was previously approved by our audit committee and our board of directors and previously granted on January 4, 2010;

6. To ratify and approve all past perquisites paid to Eyal Waldman related to the performance of his services as the chief executive officer, president and chairman of the board of directors, and to authorize the board of directors or compensation committee to approve the extent of such perquisites from time to time;

7. To approve certain increases to the annual retainer fees paid to non-employee directors and to eliminate the fees paid to non-employee directors for each board or committee meeting attended;

8. To approve certain changes to the initial and annual, automatic, non-discretionary grants made to non-employee directors pursuant to our Non-Employee Director Option Grant Policy;

9. To approve an amendment to the indemnification undertaking between the company and each of our directors and officers;

10. To ratify and approve the purchase of liability insurance for directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010 and ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015, whether as a renewal of the company’s existing directors and officers liability insurance policy or policies or the purchase of directors and officers liability insurance from one or more different insurers, subject to the following terms: (a) annual coverage of no more than $30 million in the aggregate, (b) annual premiums of no more than $250,000 in the aggregate and (c) prior to purchasing liability insurance, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with these terms;

11. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services; and

12. To receive management’s report on our business for the year ended December 31, 2009 and to transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and check-in will begin at 4:00 p.m. local Israeli time. Only holders of record of ordinary shares at the close of business on April 9, 2010, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual
General Meeting of Shareholders to be Held on May 17, 2010

The proxy statement, proxy card and annual report to shareholders are available at
https://proxydocs.com/mlnx.

By order of the board of directors,

Alan C. Mendelson
Secretary

Sunnyvale, California
April   , 2010

Page

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1
PROPOSAL ONE — ELECTION OF DIRECTORS	11
PROPOSAL TWO — ELECTION OF OUTSIDE DIRECTORS	13
PROPOSAL THREE — APPROVAL OF APPOINTMENT OF EYAL WALDMAN AS CHAIRMAN OF THE BOARD OF DIRECTORS	15
PROPOSAL FOUR — APPROVAL OF SALARY INCREASE AND THE CASH BONUS PREVIOUSLY PAID TO EYAL WALDMAN	15
PROPOSAL FIVE — RATIFICATION AND APPROVAL OF EQUITY AWARDS PREVIOUSLY GRANTED TO EYAL WALDMAN	16
PROPOSAL SIX — RATIFICATION AND APPROVAL OF PERQUISITES PAID TO EYAL WALDMAN	17
PROPOSAL SEVEN — APPROVAL OF CHANGES TO NON-EMPLOYEE DIRECTOR CASH COMPENSATION	17
PROPOSAL EIGHT — APPROVAL OF CHANGES TO NON-EMPLOYEE DIRECTOR EQUITY AWARD GRANTS	18
PROPOSAL NINE — APPROVAL OF AMENDMENT TO INDEMNIFICATION UNDERTAKINGS	19
PROPOSAL TEN — RATIFICATION AND APPROVAL OF LIABILITY INSURANCE FOR THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES	20
PROPOSAL ELEVEN — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION	20
REPORT OF THE AUDIT COMMITTEE	22
REPORT OF THE COMPENSATION COMMITTEE	24
COMPENSATION DISCUSSION AND ANALYSIS	25
SECURITY OWNERSHIP	37
EXECUTIVE OFFICERS	40
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	41
WHERE YOU CAN FIND ADDITIONAL INFORMATION	48
OTHER MATTERS	48

PROXY STATEMENT FOR
2010 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 17, 2010

This proxy statement is furnished to our shareholders as of the close of business on April 9, 2010, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual general meeting of shareholders, to be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, on Monday, May 17, 2010 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our annual report to shareholders, is first being mailed to our shareholders on or about April   , 2010.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING
AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a shareholder of record at the close of business on the record date of April 9, 2010. As a shareholder of record, you are invited to attend our annual general meeting of shareholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

As of April 9, 2010, there were ordinary shares outstanding. Our ordinary shares are our only class of voting stock.

Who is entitled to attend and vote at the meeting?	Only holders of record of shares of our ordinary shares at the close of business on April 9, 2010 are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How can I listen to the annual general meeting if I do not attend in person?	You are invited to listen to the annual general meeting live via webcast on May 17, 2010, at the investor relations section of the Mellanox website at www.mellanox.com, beginning at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). It is recommended that shareholders access the website at least 15 minutes prior to the designated starting time in order to download and install any necessary audio software.

The annual general meeting will also be available via telephone conference call. In order to access the telephone conference call, dial the toll-free U.S. telephone number (877) 831-3840 or the Israeli telephone number 1 809 245 917 at least 15 minutes prior to the designated starting time and mention the conference ID number 66000647. Neither the webcast nor the teleconference will enable you to vote your shares.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or represented by proxy, of the holders of at least 33 1/3% of our ordinary shares issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum for the transaction of business.

What happens if a quorum is not present?	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned for one week, to May 24, 2010 at the same hour and place, without any notification to shareholders. If a quorum is not present at the adjourned date of the meeting on May 24, 2010 within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present at the meeting on the adjourned date of May 24, 2010 shall constitute a quorum.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1. To elect directors to hold office until our 2011 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for a three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999;

3. To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term;

4. To approve (i) the increase in the annual base salary of Eyal Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009;

5. To ratify and approve the grant to Eyal Waldman of (i) an option to purchase 49,578 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 31, 2007 and subsequently surrendered by Mr. Waldman in exchange for an option granted on April 22, 2009, (ii) an option to purchase 90,000 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 26, 2008, (iii) an option to purchase 40,972 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on April 22, 2009 in exchange for the option surrendered by Mr. Waldman, and (iv) 45,000 restricted stock units, which was previously approved by our audit committee and our board of directors and previously granted on January 4, 2010;

6. To ratify and approve all past perquisites paid to Eyal Waldman related to the performance of his services as the chief executive officer, president and chairman of the board of directors, and to authorize the board of directors or compensation committee to approve the extent of such perquisites from time to time;

7. To approve certain increases to the annual retainer fees paid to non-employee directors and to eliminate the fees paid to non-employee directors for each board or committee meeting attended;

8. To approve certain changes to the initial and annual, automatic, non-discretionary grants made to non-employee directors pursuant to our Non-Employee Director Option Grant Policy;

9. To approve an amendment to the indemnification undertaking between the company and each of our directors and officers; and

10. To ratify and approve the purchase of liability insurance for directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010 and ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015, whether as a renewal of the company’s existing directors and officers liability insurance policy or policies or the purchase of directors and officers liability insurance from one or more different insurers, subject to the following terms: (a) annual coverage of no more than $30 million in the aggregate, (b) annual premiums of no more than $250,000 in the aggregate and (c) prior to purchasing liability insurance, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with these terms; and

11. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services.

What happens if additional matters are presented at the meeting?	The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?	Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees who are not outside directors identified in this proxy statement, “FOR” the election of Amal M. Johnson and Thomas J. Riordan as our outside directors, “FOR” the appointment of Eyal Waldman as the chairman of the board of directors, “FOR” the increase in the annual base salary of Mr. Waldman and the cash bonus previously paid to Mr. Waldman, “FOR” the ratification and approval of equity awards previously granted to Mr. Waldman, “FOR” the ratification and approval of perquisites paid to Mr. Waldman, “FOR” the changes to non-employee director cash compensation, “FOR” the changes to non-employee director equity award grants, “FOR” the amendment to the indemnification undertaking, “FOR” the ratification and approval of liability insurance for the directors and officers of the company and its subsidiaries, and “FOR” the appointment of PricewaterhouseCoopers

LLP and the authorization of audit committee determination of their remuneration.

What shares can I vote at the meeting?	You may vote all of the shares you owned as of April 9, 2010, the record date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees who are not outside directors identified in this proxy statement, “FOR” the election of Amal M. Johnson and Thomas J. Riordan as our outside directors, “FOR” the appointment of Eyal Waldman as the chairman of the board of directors, “FOR” the increase in the annual base salary of Mr. Waldman and the cash bonus previously paid to Mr. Waldman, “FOR” the ratification and approval of equity awards previously granted to Mr. Waldman, “FOR” the ratification and approval of perquisites paid to Mr. Waldman, “FOR” the changes to non-

employee director cash compensation, “FOR” the changes to non-employee director equity award grants, “FOR” the amendment to the indemnification undertaking, “FOR” the ratification and approval of liability insurance for the directors and officers of the company and its subsidiaries, and “FOR” the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their remuneration.

Voting by Telephone or over the Internet. You may also vote by telephone or over the Internet by following the instructions included on the enclosed proxy card or voting instruction card. You may vote by telephone or over the Internet until 11:59 p.m. EST the day before the meeting.

How can I vote my shares in person at the meeting?	Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a shareholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership. The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Check-in will begin at 4:00 p.m. local Israeli time. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?	You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our corporate secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy cards, voting instructions, ballots and voting tabulations that identify individual shareholders are not secret; however, all such materials will be handled in a manner intended to reasonably protect your voting privacy. Your vote will not be disclosed, except as required by law and except as required to American Stock Transfer and Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?	Each outstanding ordinary share entitles the holder thereof to one vote on each matter considered at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors or with respect to any other matter submitted to a vote of the shareholders pursuant to this proxy statement.

Each election of Eyal Waldman, Glenda Dorchak, Irwin Federman and Thomas Weatherford as directors requires the vote of the holders of a majority of the voting power represented at the annual general meeting in person or by proxy and voting on the election of directors. You may vote either “FOR” or “AGAINST” the election of each nominee, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the election of any nominee will not be voted, although it will be counted for purposes of determining whether there is a quorum present.

The election of the outside director nominees, including Amal M. Johnson and Thomas J. Riordan, requires the vote of the holders of a majority of the voting power represented at the annual general meeting in person or by proxy and voting on the election of the outside directors; provided that at least one-third of the shares of non-controlling shareholders voted at the meeting are voted in favor of the election of the outside directors (disregarding abstentions) or the total number of shares of non-controlling shareholders voted against the election of the outside directors does not exceed one percent of the aggregate voting rights in the company. You may vote either “FOR” or “AGAINST” the election of each outside director nominee, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the election of any outside director nominee will not be voted, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the appointment of Eyal Waldman as the chairman of the board of directors requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon; provided that at least two-thirds of the shares of non-controlling shareholders voted at the meeting are voted in favor (disregarding abstentions) of Mr. Waldman’s appointment as the chairman of the board of directors or the total number of shares of non-controlling shareholders voted against this proposal does not exceed one percent of the aggregate voting rights in the company. You may vote either “FOR” or “AGAINST” the appointment of Mr. Waldman as chairman of the board of directors, or you may abstain. A properly executed proxy marked ”ABSTAIN” with respect to the appointment of Mr. Waldman will not be voted with respect to such appointment, although it will be counted for purposes of determining whether there is a quorum present.

The approval of (i) the increase in the annual base salary of Eyal Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009 requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or

“AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The ratification and approval of the grant to Eyal Waldman of (i) an option to purchase 49,578 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 31, 2007 and subsequently surrendered by Mr. Waldman in exchange for an option granted on April 22, 2009, (ii) an option to purchase 90,000 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 26, 2008, (iii) an option to purchase 40,972 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on April 22, 2009 in exchange for the option surrendered by Mr. Waldman, and (iv) 45,000 restricted stock units, which was previously approved by our audit committee and our board of directors and previously granted on January 4, 2010, requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The ratification and approval of all past perquisites paid to Eyal Waldman related to the performance of his services as the chief executive officer, president and chairman of the board of directors, and the authorization of the board of directors or compensation committee to approve the extent of such perquisites from time to time requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the increase to the annual retainer fees paid to non-employee directors and the elimination of the fees paid to non-employee directors for each board or committee meeting attended requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the changes to the initial and annual, automatic, non-discretionary grants made to non-employee directors pursuant to our Non-Employee Director Option Grant Policy requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the amendment to the indemnification undertaking between the company and each of our directors and officers requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The ratification and approval of the purchase of liability insurance for directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010 and ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015, whether as a renewal of the company’s existing directors and officers liability insurance policy or policies or the purchase of directors and officers liability insurance from one or more different insurers, subject to the following terms: (a) annual coverage of no more than $30 million in the aggregate, (b) annual premiums of no more than $250,000 in the aggregate and (c) prior to purchasing liability insurance, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with these terms, requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The appointment of PricewaterhouseCoopers LLP and authorization of audit committee determination of their remuneration requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon. You may vote either “FOR” or “AGAINST” the appointment and the audit committee’s authority to determine PricewaterhouseCoopers LLP’s remuneration, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

What is a “controlling shareholder” under Israeli law?	A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder that owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights.

What is a “broker non-vote”?	Under the rules that govern brokers and banks that have record ownership of our ordinary shares that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. With the exception of the election of directors (including outside directors) and the approval of the changes to non-employee director equity award grants, all items of business proposed to be considered at the annual general meeting are considered routine matters. Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

Under recent changes to the rules applicable to brokers, the election of directors is no longer considered a routine matter. The ratification and approval of equity awards previously granted to Mr. Waldman and the approval of the changes to non-employee director equity award grants are also NOT considered to be routine matters. This means that brokers may NOT vote your shares on the election of directors, the ratification and approval of equity awards previously granted to Mr. Waldman, or the approval of the changes to non-employee director equity award grants in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares; otherwise, if you do not provide instructions to your broker or bank regarding how to vote your shares on the election of directors, the ratification and approval of equity awards previously granted to Mr. Waldman, and the approval of the changes to non-employee director equity award grants, then your shares will NOT be voted on these important shareholder proposals.

How are “broker non-votes” counted?	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will NOT be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining the presence of a quorum present.

What happens if the meeting is adjourned?	Assuming the presence of a quorum, if our annual general meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual general meeting, unless the adjournment is for more than 21 days, in which case a notice of the adjourned meeting will be given to each shareholder of record as of April 9, 2010 entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual general meeting.

Who will serve as inspector of elections?	A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.

What should I do in the event that I receive more than one set of proxy materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers, employees and agents may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We may pay compensation to a proxy soliciting agent, if we retain one. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our ordinary shares, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials are not expected to be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish the final voting results in a Current Report on Form 8-K filed within four business days after the meeting.

What is the deadline for submitting proposals for consideration at next year’s annual general meeting of shareholders or to nominate individuals to serve as directors?	As a shareholder, you may be entitled to present proposals for action at a future meeting of shareholders, including director nominations.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in our proxy statement for the annual general meeting to be held in 2011, the proposal must be in writing and received by the secretary of the company at the offices of Mellanox Technologies, Ltd., c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, no later than December 16, 2010, or such proposal will be considered untimely under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If the date of our 2011 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2010 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Shareholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and any other applicable rules established by the Securities and Exchange Commission, or SEC. Proposals of shareholders intended to be presented at the annual general meeting to be held in 2011 without inclusion of such proposals in our proxy statement relating to such annual general meeting must be received not later than 60 days and not more than 120 days before such annual general meeting. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to advance notice of shareholder proposals.

Nomination of Director Candidates: Any proposals for director candidates must be in writing, include the name and address of the shareholder who is making the nomination and of the nominee and should be directed to the secretary of the company at the offices of Mellanox Technologies, Ltd, c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, or such proposal may not be acknowledged by the company. Our amended and restated articles of association also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. In addition, the shareholder must give timely notice to the secretary of the company in accordance with the provisions of our amended and restated articles of association, which require that the notice be received by the secretary of the company no later than February 16, 2011.

PROPOSAL ONE — ELECTION OF DIRECTORS

Members of the Board of Directors

Four directors (who are not outside directors in accordance with the Israeli Companies Law, 1999, or the Companies Law) are to be elected at the meeting to serve until the next annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal. In accordance with the Companies Law, outside directors are elected for three-year terms, and the nominees for outside directors are included in Proposal Two below.

The names of each member of our board of directors, including each nominee for outside director, their ages as of April 1, 2010 and principal occupations are as follows:

	Current Term
Name	Expires	Age	Principal Occupation

Eyal Waldman	2010	49	Chief Executive Officer, President and Chairman of the Board of Directors, Mellanox Technologies, Ltd.
Glenda Dorchak	2010	55	Chief Executive Officer and Vice Chairman of VirtualLogix, Inc.
Irwin Federman	2010	74	General Partner, U.S. Venture Partners
Thomas Weatherford	2010	63	Former Executive Vice President and Chief Financial Officer, Business Objects SA
Outside Directors
Amal M. Johnson	2010	57	Chairman, MarketTools, Inc.
Thomas J. Riordan	2010	53	Chief Executive Officer of Exclara, Inc.

Director Nominees

Our board of directors has nominated Eyal Waldman, Glenda Dorchak, Irwin Federman and Thomas Weatherford for reelection to our board of directors. Certain information regarding their individual experience, qualifications, attributes and skills that led our board of directors to conclude that they should serve on the board, is described below. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Mr. Waldman, Ms. Dorchak, Mr. Federman and Mr. Weatherford will hold office until our annual general meeting of shareholders to be held in 2011, or until their respective successors have been elected and have qualified or until their earlier resignation or removal.

Eyal Waldman is a co-founder of Mellanox, and has served as our chief executive officer, president and chairman of our board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology, Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a semiconductor chip maker. Mr. Waldman serves on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Waldman is located in Israel. Mr. Waldman’s qualifications to serve on our board of directors include his role as a co-founder of Mellanox, more than a decade of service as our chief executive officer, president and chairman of our board of directors, and his design, engineering and architecture expertise.

Glenda Dorchak has served as a member of our board of directors since July 2009. Ms. Dorchak is currently the chief executive officer and vice chairman of VirtualLogix, Inc., a Sunnyvale, California based provider of virtualization software for wireless and embedded devices. Prior to VirtualLogix, Inc., Ms. Dorchak served as the chairman and chief executive officer of Intrinsyc Software International, Inc., or Intrinsyc, from August 2006 to November 2008 and served on the board of directors of Intrinsyc from September 2003 to December 2004 and again from July 2006 to November 2009. Prior to Intrinsyc, Ms. Dorchak was an executive with Intel Corporation from 2001 to 2006, including serving as vice president and chief operating officer of Intel Corporation’s Communications Group; vice president and general manager of Intel’s Consumer Electronics Group and vice president and general manager of the Broadband Products Group. Prior to her tenure at Intel Corporation, she served as chairman and chief executive officer of Value America, Inc., an online retailer. From 1976 to 1998, Ms. Dorchak’s career was spent with IBM, both at IBM Canada and later with IBM Corporation based in Raleigh, North Carolina, where she held executive positions with the IBM’s Personal Systems Group, including directorships with the Ambra Systems Group and IBM PC Direct North America. Ms. Dorchak’s studies include course work at the University of Victoria, British Columbia and various IBM management and executive education programs, including the International Finance and Planning Middle Management School, Pace University. Ms. Dorchak is located in the United States. Ms. Dorchak’s qualifications to serve on our board of directors include her executive and board of directors experience in the software and technology industries.

Irwin Federman has served as a member of our board of directors since June 1999 and has served as our lead independent director since March 2010. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. From 1988 to 1990, he was a managing director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From 1978 to 1987, Mr. Federman was president and chief executive officer of Monolithic Memories, Inc., a semiconductor company which was acquired in 1987 by Advanced Micro Devices, Inc., an integrated circuit manufacturer. Mr. Federman serves on the boards of directors of SanDisk Corporation, a data storage company, Check Point Software Technologies, Ltd., an Internet security software company, and a number of private companies. Mr. Federman was two-term chairman of the Semiconductor Industry Association, has served on the board of directors of the National Venture Capital Association and served two terms on the Dean’s Advisory Board of Santa Clara University. Mr. Federman holds a Bachelor of Science in Economics from Brooklyn College. Mr. Federman is located in the United States. Mr. Federman’s qualifications to serve on our board of directors include his extensive experience as an executive, investor and board member of various companies in the semiconductor industry, and over a decade of service on our board of directors.

Thomas Weatherford has served as a member of our board of directors since November 2005. From August 1997 until his retirement in December 2002, Mr. Weatherford served as executive vice president and chief financial officer of Business Objects SA, a provider of business intelligence software. Mr. Weatherford also serves on the boards of directors of Advanced Analogic Technologies, Inc., a maker of analog and power semiconductors, SMART Modular Technologies, Inc., a manufacturer of memory products, Tesco Corporation, a global provider of technology-based solutions to the upstream energy industry, InfoUSA, Inc., a provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions, and several privately held companies. Mr. Weatherford also previously served on the board of directors of Synplicity, Inc. from May 2003 until its acquisition by Synopsys, Inc. in May 2008, Saba Software, Inc. from March 2003 to January 2008, ILOG S.A. from December 2002 until April 2006, and Aspect Communications from January 2004 until its merger with Concerto Software in September 2005. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston. Mr. Weatherford is located in the United States. Mr. Weatherford’s qualifications to serve on our board of directors include his accounting and finance expertise, experience in the semiconductor and technology industries, and service on the boards of directors of several companies.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOUR NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL TWO — ELECTION OF OUTSIDE DIRECTORS

Outside Director Nominees

Under Israeli law, we are required to appoint at least two directors who satisfy the criteria for outside directors as defined in the Companies Law. These criteria differ from the criteria for independence under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board of directors has nominated Amal M. Johnson and Thomas J. Riordan for re-election as outside directors under the Companies Law. Certain information regarding their individual experience, qualifications, attributes and skills that led our board of directors to conclude that they should serve on the board, is described below. Each nominee for outside director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee for outside director will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Ms. Johnson and Mr. Riordan will hold office for a three-year term until our annual general meeting in 2013, or until his or her successor shall be duly elected or appointed, or until his or her earlier resignation or removal, subject to and in accordance with the provisions of the Companies Law.

Amal M. Johnson has served as a member of our board of directors since October 2006. Ms. Johnson is currently the chairman of MarketTools, Inc., a market research company, which she joined in March 2005 as chief executive officer. Prior to joining MarketTools, Inc., Ms. Johnson was a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning, or ERP, software company, from January 1998 to December 1998, president of Baan Affiliates, an ERP software company, from January 1997 to December 1997, and president of Baan Americas, an ERP software company, from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, a material requirements planning software company, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of MarketTools, Inc. Ms. Johnson holds a Bachelor of Arts in Mathematics and Physics from Montclair College and performed graduate coursework in computer science at Stevens Institute of Technology. Ms. Johnson is located in the United States. Ms. Johnson’s qualifications to serve on our board of directors include her accounting and finance expertise and extensive experience as an executive and board member of, and investor in, technology companies.

Thomas J. Riordan has served as a member of our board of directors since May 2007. Mr. Riordan previously served as a member of our board of directors from February 2003 to February 2005. Mr. Riordan is currently the president and chief executive officer of Exclara, Inc., a fabless semiconductor company, which he joined in August 2006. Most recently, Mr. Riordan was an Entrepreneur-in-Residence at Bessemer Venture Partners. Prior to Bessemer Venture Partners, from August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc., a semiconductor design company that Mr. Riordan co-founded. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan also serves on the boards of directors of PLX Technology, Inc., a semiconductor company, and several private companies. Mr. Riordan is located in the United States. Mr. Riordan’s qualifications to serve on our board of directors include his extensive experience in the semiconductor industry, engineering background and skills, and experience as an executive and board member of semiconductor companies.

Requirements for Outside Directors under the Companies Law

Under the Companies Law, companies incorporated under the laws of the State of Israel with shares listed on an exchange, including The NASDAQ Global Market, must appoint at least two outside directors. Directors Amal M. Johnson and Thomas J. Riordan qualify as outside directors under the Companies Law. The Companies Law provides that a person may not be appointed as an outside director if the person, or the person’s relative, partner, employer or any entity under the person’s control, has or had during the two years preceding the date of appointment any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an outside director following the public offering.

“Office holder” is defined in the Companies Law as a director, general manager, chief business manager, deputy general manager, vice general manager, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title.

No person can serve as an outside director if his or her position or other business interests create, or may create, a conflict of interest with his or her responsibilities as an outside director or may otherwise interfere with his or her ability to serve as an outside director.

Our outside directors are required to possess professional qualifications as set out in regulations promulgated under the Companies Law. In addition, our board of directors is required to determine how many of our outside directors should be required to have financial and accounting expertise. In determining such number the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations.

Under the Companies Law, each of our outside directors must also serve on the audit committee. Ms. Johnson and Mr. Riordan are both currently members of the audit committee.

Until the lapse of two years from termination of office, we may not engage an outside director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

Outside directors will be elected by the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot, provided that either:

•	at least one-third of the shares of non-controlling shareholders voted at the meeting are voted in favor of the election of the outside director (disregarding abstentions); or

•	the total number of shares of non-controlling shareholders voted against the election of the outside director does not exceed one percent of the aggregate voting rights in the company.

The initial term of an outside director is three years, and he or she may be reelected to one additional term of three years. If elected, both Ms. Johnson and Mr. Riordan will be elected to their second three-year terms as directors. Thereafter, each director may be reelected by our shareholders for additional periods of up to three years each, in each case provided that the audit committee and the board of directors confirm that, in light of the outside director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company. An outside director may be removed only by the same percentage of shareholders as is required for his or her election, or by a court, and then only if he or she ceases to meet the statutory requirements for his or her appointment or if he or she violates the duty of loyalty to the company.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR OUTSIDE DIRECTOR LISTED ABOVE.

PROPOSAL THREE — APPROVAL OF APPOINTMENT OF EYAL WALDMAN AS
CHAIRMAN OF THE BOARD OF DIRECTORS

Our board of directors has appointed our president and chief executive officer, Eyal Waldman, as chairman of the board of directors. If his appointment is approved by shareholders, Mr. Waldman will hold office as chairman for a term of three years until our annual general meeting of shareholders to be held in 2013, or until his successor has been duly elected or until his earlier death, resignation, removal or termination of service as a director.

Under Israeli law, the chief executive officer of a public company may not serve as the chairman of the board of the company unless approved by the holders of a majority of the shares of the company present at the general meeting, provided that:

•	at least two-thirds of the shares of non-controlling shareholders voted at the meeting are voted in favor (disregarding abstentions); or

•	the total number of shares of non-controlling shareholders voted against the proposal does not exceed one percent of the aggregate voting rights in the company.

Such approval will be for a period not exceeding three years and may be repeated.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF MR. WALDMAN AS CHAIRMAN OF THE BOARD OF DIRECTORS.

PROPOSAL FOUR — APPROVAL OF SALARY INCREASE AND CASH BONUS PREVIOUSLY PAID TO EYAL WALDMAN

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of the shareholders following the approval of the audit committee and the board of directors. In recognition of Mr. Waldman’s significant contribution to the company as its chief executive officer, president and chairman of the board of directors, each of our audit committee and our board of directors, upon the recommendation of our compensation committee, has approved (i) an increase in the annual base salary of Mr. Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009, pursuant to the Company’s annual discretionary cash bonus compensation program.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN MR. WALDMAN’S ANNUAL BASE SALARY AND THE BONUS PREVIOUSLY PAID FOR THE YEAR ENDED DECEMBER 31, 2009 AS DESCRIBED IN THIS PROPOSAL FOUR.

PROPOSAL FIVE — RATIFICATION AND APPROVAL OF EQUITY AWARDS
PREVIOUSLY GRANTED TO EYAL WALDMAN

Following the approval of our audit committee and our board of directors, our board of directors previously granted the equity awards listed below (the “Prior Equity Awards”) to Eyal Waldman in recognition of his significant contribution to the company as its chief executive officer, president and chairman of the board of directors. All of the Prior Equity Awards have been previously disclosed in Mr. Waldman’s Form 4 filings under Section 16(a) of the Exchange Act and in other of the company’s filings with the SEC, including the company’s proxy statements for previous years’ annual general meetings. We are now seeking shareholder ratification and approval of the Prior Equity Awards as of the grant dates indicated below, as required pursuant to the formalities of Israeli law.

(i) An option to purchase 49,578 ordinary shares at an exercise price per share equal to $18.22, which was previously granted on December 31, 2007 and which vested over fours years, with 1/4 of the shares subject to the option vesting on December 31, 2008 and then at the rate of 1/48 of the original number of shares subject to the option monthly thereafter, so long as Mr. Waldman remained an officer or employee. This option grant was subsequently surrendered by Mr. Waldman in exchange for the grant made on April 22, 2009, as described under item (iii) below, and is no longer outstanding.

(ii) An option to purchase 90,000 ordinary shares at an exercise price per share equal to $8.23, which was previously granted on December 26, 2008 and which vests over four years, with 1/4 of the shares subject to the option vesting on December 26, 2009 and then at the rate of 1/48 of the original number of shares subject to the option monthly thereafter, so long as Mr. Waldman remains an officer or employee.

(iii) An option to purchase 40,972 ordinary shares at an exercise price per share equal to $10.23, which was previously granted on April 22, 2009 in exchange for the surrender by Mr. Waldman of the option described under item (i) above, and which vests over three years, with 1/3 of the shares subject to the option vesting on April 22, 2010 and then in equal installments monthly thereafter, so long as Mr. Waldman remains an officer or employee.

(iv) 45,000 restricted stock units, which was previously granted on January 4, 2010 and which vests over four years at the rate of 13/48 of the shares on February 1, 2011, and thereafter at the rate of 3/48 of the original number of the shares on the first day of each quarterly period of May, August, November and February commencing May 1, 2011, with the final 2/48 of the original number of shares vesting on January 1, 2014, so long as Mr. Waldman remains an officer or employee.

All of the above Prior Equity Awards were previously granted pursuant to our Global Share Incentive Plan (2006), which plan provides for the grant of equity awards to eligible officers, directors, employees and consultants and which plan was previously approved by shareholders in accordance with the requirements of Israeli law. The per share exercise prices of each of the above options was the closing market price per share on the respective dates of grant of such options.

Pursuant to and in accordance with the formalities of Israeli law, we are soliciting the ratification and approval of the Prior Equity Awards by our shareholders. As noted in this proxy statement and as disclosed in prior SEC filings, Mr. Waldman’s Prior Equity Awards were previously approved by our audit committee and our board of directors with the grant dates specified above in recognition for Mr. Waldman’s services as our chief executive officer, president and chairman of the board of directors for the years related to each such underlying Prior Equity Award.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND APPROVAL OF THE EQUITY AWARDS PREVIOUSLY GRANTED TO MR. WALDMAN, AS DESCRIBED IN THIS PROPOSAL FIVE.

PROPOSAL SIX — RATIFICATION AND APPROVAL OF PERQUISITES PAID TO EYAL WALDMAN

As part of the compensation package of Eyal Waldman, our chief executive officer, president and chairman of the board of directors, we provide Mr. Waldman with customary perquisites related to the performance of his services as our chief executive officer, president and chairman of the board of directors. Such perquisites include items such as rent expenses, household expenses, tax reimbursements related to perquisites provided and accommodation expenses (the “Perquisites”).

Under Israeli law, the terms of service of the members of the board of directors require the approval of the shareholders following the approval of the audit committee and the board of directors. Therefore, we are soliciting the ratification and approval of the Perquisites by our shareholders and seek to authorize the board of directors or the compensation committee to approve the extent of such Perquisites from time to time. The Perquisites paid to Mr. Waldman are described in this proxy statement and other of the company’s filings with the SEC and will be disclosed in our future proxy statements or other filings with the SEC.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND APPROVAL OF PERQUISITES PAID TO EYAL WALDMAN, AS DESCRIBED IN THIS PROPOSAL SIX.

PROPOSAL SEVEN — APPROVAL OF CHANGES TO NON-EMPLOYEE
DIRECTOR CASH COMPENSATION

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of the shareholders following the approval of the audit committee and the board of directors. Each of the members of our audit committee and board of directors has approved certain changes to the cash compensation to be paid to non-employee directors (including outside directors).

Prior to the proposed changes, each member of our board of directors who was not our employee received the following cash compensation for board services:

•	$20,000 per year for service as a board member;

•	$25,000 per year for service as chairperson of the audit committee and $5,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

•	$5,000 per year for service as a member of the audit committee and $2,500 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

•	$750 for each board or committee meeting attended in person ($500 for meetings attended by video or telephone conference).

The audit committee and the board of directors have approved the following revised cash compensation amounts to be received by each non-employee member of our board of directors for their annual board services:

•	$35,000 per year for service as a board member;

•	$25,000 per year for service as chairperson of the audit committee and $7,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

•	$5,000 per year for service as a member of the audit committee and $3,000 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

•	No fees to be paid for each board or committee meeting attended; provided that non-employee directors are reimbursed by the company for expenses incurred in connection with attending such meetings.

In the event our shareholders approve this proposal, the revised cash compensation amounts will be paid starting in calendar year 2010, effective retroactively from January 1, 2010, except with respect to outside directors under the Companies Law, for whom this change will be effective only from the date of their reappointment as outside directors.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS AND TO ELIMINATE THE FEES PAID TO NON-EMPLOYEE DIRECTORS FOR EACH BOARD OR COMMITTEE MEETING ATTENDED, AS DESCRIBED IN THIS PROPOSAL SEVEN.

PROPOSAL EIGHT — APPROVAL OF CHANGES TO NON-EMPLOYEE
DIRECTOR EQUITY AWARD GRANTS

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of the shareholders following the approval of the audit committee and the board of directors. Each of the members of our audit committee and board of directors has approved certain changes to the equity awards to be granted to non-employee directors (including outside directors) pursuant to our Non-Employee Director Option Grant Policy.

In addition to the cash compensation described in Proposal Seven above, prior to the proposed changes, each member of our board of directors who was not our employee received the following equity compensation for board services pursuant to our Non-Employee Option Grant Policy, which was established under our Global Share Incentive Plan (2006):

•	Each new non-employee director received an option to purchase 57,142 ordinary shares as of the date he or she first became a non-employee director; and

•	Thereafter, following the date of each annual general meeting, each individual who continued to serve as a non-employee director on such date received an automatic option grant to purchase 11,428 ordinary shares.

These option grants vested in equal monthly installments over three years following their respective dates of grant, provided the director continued to serve as a non-employee director on our board of directors.

The audit committee and the board of directors have approved the following changes to the initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy:

•	Each new non-employee director will receive an option to purchase 50,000 ordinary shares as of the date he or she first becomes a non-employee director, which will vest in equal monthly installments over three years following their respective dates of grant, provided the director continues to serve as a non-employee director on our board of directors; and

•	Thereafter, following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an award of 5,000 restricted stock units, which will vest in equal monthly installments over the one-year period following the date of grant, provided the director continues to serve as a non-employee director on our board of directors.

In the event our shareholders approve this proposal, the changes to the initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy will become effective as of the date of the 2010 annual general meeting to be held on May 17, 2010 pursuant to the notice provided with this proxy statement.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE CHANGES TO THE NON-EMPLOYEE DIRECTOR OPTION GRANT POLICY, AS DESCRIBED IN THIS PROPOSAL EIGHT.

PROPOSAL NINE — APPROVAL OF AMENDMENT TO INDEMNIFICATION UNDERTAKING

The Companies Law and our articles of association authorize us, subject to the receipt of requisite corporate approvals, to indemnify our directors and officers, subject to certain conditions and limitations. We believe that it is in the company’s best interest to provide indemnification to our officers and directors, to enable us to attract and retain highly qualified individuals. For more details relating to indemnification of our directors and officers, please see our Registration Statement on Form S-1, Compensation Discussion and Analysis — Exculpation, Insurance and Indemnification of Directors and Officers.

Pursuant to the company’s amended indemnification undertaking agreement with each of its directors and officers, as approved by shareholders at the company’s annual general meeting held on May 18, 2009, and filed with the SEC on August 6, 2009 as Exhibit 10.1 to the company’s Quarterly Report on Form 10-Q, the company is obligated to indemnify its directors and officers who are, or who may become, parties to such agreement to the fullest extent permitted by law up to certain maximum amounts.

Pursuant to the proposed amendment to the indemnification undertaking agreement, a new section 2.6 will be added to the indemnification undertaking which will provide, among other things, for certain indemnification rights of venture capital funds that are or were affiliated with or represented by the individual party to the indemnification undertaking, and will further provide that the company is the indemnitor of first resort relative to such venture capital funds and its affiliates. The text of the proposed amendment follows:

“2.6 Indemnification of Venture Capital Funds.

(a) If (i) Indemnitee is or was a representative of or affiliated with one or more VC Funds that has invested in the Company, (ii) the VC Fund is, or is threatened to be made, a party to or a participant in any Fund Proceeding (as hereinafter defined), and (iii) the VC Fund’s involvement in the Fund Proceeding arises out of facts or circumstances that are the same or substantially similar to the facts and circumstances that form the basis of claims that have been or could be brought against the Indemnitee in a Proceeding, regardless of whether the legal basis of the claims against the Indemnitee and the VC Fund are the same or similar, then the VC Fund shall be entitled to all of the indemnification rights and remedies under this Agreement pursuant to this Agreement as if the VC Fund were the Indemnitee.

(b) The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by one or more VC Funds and certain of its or their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Articles of Association of the

Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2.6.”

No other amendments are proposed to the current version of indemnification undertaking except the amendment set forth in this proposal. The proposed amendment was approved by our audit committee and board of directors on March 4, 2010. We are seeking the ratification and approval of the proposed amendment to the indemnification undertaking agreement by our shareholders pursuant to the formalities of Israeli law.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CURRENT FORM OF INDEMNIFICATION UNDERTAKING AS DESCRIBED IN THIS PROPOSAL NINE.

PROPOSAL TEN — RATIFICATION AND APPROVAL OF LIABILITY INSURANCE FOR THE
DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES

We have previously purchased directors and officers liability insurance for the directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010, and, with the approval of our audit committee and board of directors, we intend to renew this existing liability insurance or purchase other directors and officers liability insurance from one or more different insurers, subject to the terms set forth in this Proposal Ten, ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015. We are seeking the ratification and approval of our purchase of liability insurance for directors by our shareholders pursuant to the formalities of Israeli law.

The ratification and approval of shareholders requested pursuant to this Proposal Ten is subject to the following terms: (a) the insurance policy or policies will provide for annual coverage of no more than $30 million in the aggregate, (b) the annual premiums for such policy or policies will not exceed $250,000 in the aggregate and (c) prior to purchasing liability insurance from one or more different insurers, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with the terms provided in this Proposal Ten.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND APPROVAL OF LIABILITY INSURANCE FOR THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES, AS DESCRIBED IN THIS PROPOSAL TEN.

PROPOSAL ELEVEN — APPROVAL OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION
OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2010.

Shareholder approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 is required under the Companies Law. The audit committee of our board of directors believes that such appointment is appropriate and in the best interests of the company and its shareholders. Subject to the approval of this proposal, the audit committee will fix the remuneration of PricewaterhouseCoopers LLP in accordance with the volume and nature of their services to the company.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our shareholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 AND THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE THEIR REMUNERATION IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES AS DESCRIBED IN THIS PROPOSAL ELEVEN.

Audit and Non-Audit Services

Subject to shareholder approval of the audit committee’s authority to determine remuneration for their services, the audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending 2009, the audit committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2009. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2009, and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence and that such independence has not been impaired.

The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2009 and 2008 were as follows:

	Fiscal Year Ended
	December 31,
Service Category	2009	2008

Audit Fees	$708,000	$799,761
Audit-Related Fees	168,414	3,000
Tax Fees	116,518	169,503
All Other Fees	—	10,000

Total	$992,932	$982,264

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit and review of our annual consolidated financial statements, as well as fees for issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit-related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and any services related to acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

REPORT OF THE AUDIT COMMITTEE1

The audit committee, which currently consists of Messrs. Federman, Riordan and Weatherford and Ms. Johnson, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors adopted a written charter for the audit committee in December 2000 and most recently amended it in April 2008, which charter details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the company’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009. This review included a discussion of the quality and the acceptability of the company’s financial reporting and controls, including the clarity of disclosures in the financial statements.

The audit committee also reviewed with the company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the company’s financial reporting and such other matters required to be discussed with the audit committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 114.

The audit committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The audit committee further discussed with the company’s independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all issuers to obtain pre-approval from their respective audit committees in order for their independent registered public accounting firms to provide professional services without impairing independence. As such, the audit committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by the company’s independent registered public accounting firm. From time to time, the company may desire additional permitted professional services for which specific pre-approval is obtained from the audit committee before provision of such services commences. The audit committee has considered and determined that the provision of the services other than audit services referenced above is compatible with maintenance of the auditors’ independence.

1 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2009 and be filed with the SEC.

The foregoing report is provided by the undersigned members of the audit committee.

Thomas Weatherford, Chairman
Irwin Federman
Amal M. Johnson
Thomas J. Riordan

REPORT OF THE COMPENSATION COMMITTEE2

Our compensation committee reviews and recommends our programs, policies and practices relating to the compensation and benefits of our officers and employees. Our compensation committee, in consultation with our chief executive officer, or our CEO, and our board of directors and our audit committee with respect to our CEO’s compensation, decides how much cash compensation should be part of each of our officer’s total compensation by benchmarking to a peer group of companies, which we refer to as our Peer Group Companies, and considers the relative importance of short-term incentives. In addition, our compensation committee, in consultation with our CEO, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each named executive officer’s equity holdings. Our compensation committee also manages the granting of options to purchase our ordinary shares and other awards under our Global Share Incentive Plan (2006). Our compensation committee will review and evaluate, at least annually, our incentive compensation plans. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Stock Market and the U.S. Internal Revenue Service.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2009 with management. In reliance on the reviews and discussion referred to above, our compensation committee recommended to our board of directors, and our board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2009 for filing with the SEC.

The foregoing report is provided by the undersigned members of our compensation committee.

Thomas J. Riordan, Chairman
Glenda Dorchak
Irwin Federman
Amal Johnson

2 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We invest our resources to grow our business in a manner that we believe will increase shareholder value. To further this objective, our compensation committee oversees our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. In order to conduct our business effectively, we must attract, motivate and retain highly qualified executive officers. Our compensation program is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders.

Our named executive officers for 2009 were Eyal Waldman, chairman of our board of directors, CEO and president; Michael Gray, chief financial officer; Marc Sultzbaugh, vice president of worldwide sales; Michael Kagan, chief technology officer and vice president of architecture; and Shai Cohen, vice president of operations and engineering.

Our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses and (iii) equity awards, including stock option grants and awards of restricted stock units. Our program is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the company’s named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders. In addition, we provide our named executive officers with benefits that we also generally make available to all salaried employees in the geographic location where they are based. In Israel, we make contributions on behalf of most of our employees, including our named executive officers, to an education fund and also to a fund known as Managers’ Insurance, which provides a combination of retirement plan, insurance and severance pay benefits to Israeli employees, and permit employees to participate in the company’s automobile leasing program, under which we pay for gas, maintenance, insurance and the cost of normal wear and tear of the vehicle over the life of the lease. In the United States, we make matching 401(k) plan contributions in an amount up to 4% of base salary for all employees, including our U.S.-based named executive officers.

Our executive compensation program is administered by our compensation committee, which is comprised of four independent members of, and reports to, our board of directors. Operating under its charter, our compensation committee reviews, in consultation with management and the board of directors, and evaluates the compensation plans, policies and programs of the company. In addition, our compensation committee reviews and recommends to our audit committee and board of directors the approval of our CEO’s compensation (including base salary, cash bonuses and equity awards, including stock option grants and awards of restricted stock units). Our compensation committee also annually evaluates and approves certain elements of our other named executive officers’ compensation. These annual evaluations include: (i) consideration of the current levels and components of compensation paid to our named executive officers, (ii) consideration of the mix of cash incentives and long-term equity awards and (iii) a review of compensation paid by our Peer Group Companies conducted by our compensation committee (and our board of directors and audit committee, with respect to our CEO’s compensation), as described below, to executives in positions comparable to those held by our named executive officers.

In March 2009, our board of directors approved a one time offer to exchange options whereby our employees, including each of our named executive officers, were able to elect to exchange stock options having an exercise price in excess of $13.65 per share for new stock options to purchase fewer shares having an exercise price equal to $10.23 per share. The new options granted in the exchange have a ten year term from the date of grant and are subject to new vesting requirements. We made the offer to exchange because a considerable number of our eligible employees and contractors, including our named executive officers, had options with exercise prices significantly above the then-recent trading prices of our ordinary shares. These options were originally granted to give employees and contractors a stake in the growth and success of our company and to provide them with an additional financial incentive to remain employees and contractors of Mellanox, and our intent was that the offer to exchange would realign the interests of our employees and contractors, including our named executive officers, with the interests of our shareholders.

In making compensation decisions, our compensation committee and board of directors reference third-party surveys that provide compensation data. These compensation surveys allow our compensation committee and board of directors to be better informed in determining the key elements of our compensation program. In reviewing base salaries of our named executive officers, our compensation committee reviewed 2008 salary surveys prepared by Radford Surveys + Consulting, an Aon Consulting Company, or Radford, for named executive officers in the United States and Tali Atzmon for named executive officers in Israel. To determine competitive bonus levels for services provided in 2009 and paid in 2010, our compensation committee and board of directors utilized data from the 2008 Radford Executive Survey — U.S., an independent third-party national compensation survey covering more than 1,100 high-tech companies in the United States, and the Radford International Survey — Israel, an independent third-party survey of compensation practices by high-tech companies in Israel, which, together, we refer to as the Radford Surveys. The industry data from the Radford Surveys consists of salaries and other compensation paid by companies to executives in positions comparable to those held by our named executive officers. Specifically, we reviewed data on named executive officer positions in the United States from the Radford Executive Survey — U.S. and for positions in Israel from the Radford International Survey — Israel.

In reviewing the data from the Radford Surveys, we focused on compensation data for the 25th, 50th and 75th percentiles of our Peer Group Companies, which participate in the Radford Surveys and are similar to us with respect to industry sector, revenue, market capitalization and headcount or operate in industry sectors in which we typically compete for senior management talent. For 2009, our Peer Group Companies in the 2008 Radford Executive Survey — U.S. consisted of the following companies:

• 3PAR, Inc.	• Microtune, Inc.
• Actel Corp.	• Mindspeed Technologies, Inc.
• BigBand Networks, Inc.	• Monolithic Power Systems, Inc.
• California Micro Devices Corp.	• NetLogic Microsystems, Inc.
• Cirrus Logic, Inc.	• NetScout Systems, Inc.
• Cray, Inc.	• Occam Networks, Inc.
• Digi International, Inc.	• Pericom Semiconductor Corp.
• EMCORE Corp.	• PLX Technology, Inc.
• Endwave Corp.	• Rambus, Inc.
• Entropic Communications, Inc.	• ShoreTel, Inc.
• Exar Corp.	• Tessera Technologies, Inc.
• Ikanos Communications, Inc.	• ZiLOG, Inc.
• Ixia

For 2009, our Peer Group Companies within the 2008 Radford International Survey — Israel consisted of the following:

• Applied Materials, Inc.	• Marvell Technology Group Ltd.
• BMC Software, Inc.	• Polycom, Inc.
• Broadcom Corporation	• Qualcomm Incorporated
• Cadence Design Systems, Inc.	• Sandisk Corporation
• Conexant Systems, Inc.	• Tessera Technologies, Inc.
• Dune Networks	• Websense, Inc.
• KLA-Tencor Corporation	• Wintegra
• Kulicke And Soffa Industries, Inc.	• Zoran Corporation

We did not engage a compensation consultant during 2009 because our compensation committee determined that it had received sufficient information from the compensation consultant used in 2008, Radford, to make compensation decisions in fiscal year 2009.

Throughout the fiscal year, our CEO provides our compensation committee with his assessment of the performance levels of the company and our named executive officers (other than himself) and his recommendations with respect to compensation of our named executive officers (other than himself). Our compensation committee believes it is important to consider and evaluate our CEO’s input on matters concerning compensation of other named executive officers. The compensation committee believes that our CEO’s input regarding our other named executive officers’ individual performances, as well as the expected contributions and future potential of each of them, is useful because each other named executive officer reports directly to our CEO, and our CEO interacts with our other named executive officers on an ongoing basis throughout the year.

While our compensation committee considers our CEO’s recommendations, our compensation committee is responsible for setting the base salary and annual cash bonus for our executive officers, other than our CEO, and for recommending to the Board of Directors for final approval the equity awards, including stock option grants and awards of restricted stock units made to our executive officers. Our compensation committee also makes all final recommendations on base salary, cash bonus awards and equity compensation matters concerning our CEO to our audit committee and to our board of directors, which approves the compensation of our CEO. In addition, under Israeli law, our CEO’s compensation is subject to approval by the company’s shareholders at each annual general meeting.

Compensation Philosophy and Objectives

Our compensation philosophy includes compensating our executives at levels that are competitive with our Peer Group Companies in order to attract and retain talented executives and to provide equity incentives that align the interests of our executives with the interests of our shareholders.

Since our initial public offering, we have paid base salaries to our named executive officers that were less than base salaries paid to executive officers of our Peer Group Companies because we believed that the lower base salaries we paid were partially offset by the potential value of stock option grants awarded to our named executive officers and, to a lesser extent, by annual cash bonus awards earned by our named executive officers.

As we have grown and matured as a public company, our compensation objectives continue to evolve. Base salaries for our named executive officers were increased in 2008 so that they would approximate the 50th percentile for named executive officers in the United States and between the 50th and 75th percentile for named executive officers in Israel, in each case, as compared to the companies participating in the salary surveys for each region reviewed by our compensation committee in November 2007. In March 2009, our named executive officers voluntarily reduced their base salaries by 15% in light of the economic conditions at that time. As the economy improved, our named executive officers’ base salaries were increased back to their original levels with 7.5% of their base salaries restored in both July and October. Bonus awards for 2008 were set in reference to the 25th percentile of our Peer Group Companies, and these bonus levels were maintained for 2009. In addition to base salary and cash bonuses, we continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical for retaining our executive officer talent and for providing appropriate incentives to drive our company’s performance and to ensure that we maximize long-term shareholder value. In March 2009, our board of directors approved a one time offer to exchange options whereby our employees, including our named executive officers, were able to elect to exchange stock options having an exercise price in excess of $13.65 per share for replacement options to purchase fewer shares having an exercise price equal to $10.23 per share subject to additional vesting.

Historically, we have sought to align the interests of our executives and other employees with the interests of our shareholders by granting our executives and other employees stock options, which will not have any value unless our share price increases. In January 2010, our compensation committee used restricted stock units that have value regardless of whether our share price increases or decreases from the date we make any such awards. Our compensation committee believes that restricted stock units can provide value certainty in a turbulent economic environment while continuing to align the interests of our executives and other employees with the interests of our shareholders. Our compensation committee expects to continue to consider awarding restricted stock units when it determines such awards may be necessary as an incentive to motivate and retain our executives and other employees and/or may provide a better alignment of the interests of our executives and other employees with those of our shareholders.

In order to provide our named executive officers security so that they can remain focused on our business in the event of a potential change in control, we have entered into executive severance benefits agreements with each of our named executive officers that provide for certain payments and other severance benefits in the event their service is terminated following a change in control of our company. We believe that these executive severance benefits agreements help attract and retain talented executives by ensuring their efforts remain focused on our shareholders’ long term interests rather than the individual executive’s short term employment-related interests.

We believe that the cash compensation (including base salary and annual cash bonus awards) and equity award grants we provide, including those stock options granted in the option exchange, along with the security provided by restricted stock units and executive severance benefits agreements, create a competitive total compensation package for our named executive officers in light of the economic climate in 2009 and the compensation packages provided by our Peer Group Companies in 2008.

Base Salary

We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. In 2008, the base salaries of our named executive officers fell near the 50th percentile, in the case of named executive officers in the United States, and between the 50th and 75th percentile, in the case of named executive officers in Israel, of the companies that participated in salary surveys using our Peer Group Companies prepared by Radford for named executive officers in the United States and Tali Atzmon for named executive officers in Israel. Generally, the base salary established for an individual named executive officer reflects many inputs, including our CEO’s assessment of the named executive officer’s performance, the level of responsibility of the named executive officer, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at our Peer Group Companies.

Our CEO’s base salary is the highest base salary at the company because he has the central management role, which is consistent with our review of CEO salaries in the salary surveys referenced above. Our Chief Financial Officer’s base salary is higher than that of other named executive officers because of the importance of retaining consistency and quality financial expertise as a public company, which is also consistent with our review of chief financial officer salaries in the salary surveys referenced above. The base salaries of other named executive officers are determined based on their overall duties and responsibilities within the company, their experience and qualifications and the base salaries paid by the companies participating in the salary surveys for similar roles.

In early 2009, our compensation committee decided not to increase the base salaries of our named executive officers because of the general economic climate at that time. Effective March 1, 2009 each of our named executive officers voluntarily elected to reduce his base salary by 15% in light of continued economic uncertainty. As the economy began to improve during the year, our named executive officers’ base salaries were increased back to their original levels with 7.5% of the original base salary restored on each of July 1, 2009 and October 1, 2009.

Annual Discretionary Cash Bonus Program

We structure our annual discretionary cash bonus award program to reward named executive officers for our company’s successful performance, measured on the basis of our operating income (determined on a GAAP basis), and for each individual’s contribution to that performance. We initiated our annual discretionary cash bonus program in 2005 and since then, other than with respect to our CEO, annual cash bonuses have not constituted a significant portion of our named executive officers’ total compensation because we primarily rely on equity awards to provide incentives to our named executive officers. With respect to 2009, our board of directors, following the recommendation of the audit committee, has recommended that our CEO be awarded a significant bonus (relative to his base salary) in light of his significant leadership contributions to our company in 2009 associated with the company’s financial performance despite the economic climate in 2009.

Under our annual discretionary cash bonus award program, our employees in good performance standing, including our named executive officers, are eligible to receive an award from a bonus pool in an amount that is determined annually. The annual bonus pool amount is determined by our compensation committee based on its assessment of our achievement of our operating plan and company profitability. For 2009, the aggregate discretionary cash bonus pool was set at 10% of our fiscal year 2009 operating income, as measured on a GAAP basis. Based on consultation with our CEO, the compensation committee determined and approved the amount of each named executive officer’s bonus award from this pool. The amount of the bonus award to each named executive officer is not tied to individual performance objectives. No specific performance targets for our named executive officers were established in connection with the determination of the aggregate amount of the bonus pool for the year ended December 31, 2009, or the portion of the pool allocated to our named executive officers.

Our compensation committee then determined the allocation of the bonus pool based, in part, on information gathered from the 2008 Radford Executive Survey — U.S. (no data was available from the Radford International Survey — Israel) which indicated that the 25th percentile of our Peer Group provide target annual bonus opportunities in 2008 ranging from 30% to 45% of base salaries for the named executive officer positions. Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the company’s annual discretionary cash bonus compensation program in February 2010 for services performed in the year ended December 31, 2009 that ranged from 18% to 21% of each named executive officer’s base salary paid during 2009. Specifically, Mr. Gray was awarded $40,000, which represents 18% of his base salary; Mr. Kagan was awarded $32,000, which represents 21% of his base salary; Mr. Sultzbaugh was awarded $40,000, which represents 20% of his base salary; and Mr. Cohen was awarded $33,000, which represents 21% of his base salary. Payments under the annual discretionary cash bonus program are contingent upon continued employment through the actual date of payment, which was February 26, 2010 in the United States and March 1, 2010 in Israel.

Also, subject to shareholder approval at our 2010 annual general meeting of shareholders, upon the recommendation of our Compensation Committee and the approval of our audit committee, on February 17, 2010, our Board of Directors approved a cash bonus to our CEO, Eyal Waldman, in the amount of $142,000, which represents 47% of his base salary paid during 2009, for services performed in the year ended December 31, 2009 pursuant to the Company’s annual discretionary cash bonus compensation program. Because no annual bonus data was available from the 2008 Radford International Survey — Israel, this amount was determined by our compensation committee, audit committee and board of directors largely based on data from the 2008 Radford Executive Survey — U.S., which indicates that the 25th percentile of our Peer Group Companies provide a target bonus opportunity of 75% of base salary for chief executive officers.

Policies with Respect to Equity Compensation Awards

As described above, stock options and restricted stock units are the only types of equity award we currently grant to our named executive officers from our equity incentive plan. Restricted stock units may have some value regardless of whether our share price increases or decreases from the date we make any such awards.

We grant stock options and restricted stock units to our named executive officers in order to align their interests with the interests of our shareholders by tying the value delivered to our named executive officers to the value of our ordinary shares. We also believe that stock option and restricted stock unit grants to our named executive officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the company’s performance and rewarding executives for creating shareholder value over the long-term. Our compensation committee believes that granting stock options, restricted stock units and/or other equity awards on an annual basis to existing named executive officers and employees provides an important incentive to retain executives and employees and rewards them for short-term company performance while also creating long-term incentives to sustain that performance. We may also make grants of stock options and restricted stock units at the discretion of our board of directors and the compensation committee in connection with the hiring or promotion of new named executive officers.

We grant stock options with exercise prices equal to the closing price of our ordinary shares on the date of the grant; therefore, the options only have value if our share price increases. Stock option grants to newly hired employees, including our named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of employment, and 1/48 of the shares vesting during each subsequent month of employment. Annual stock option grants made to existing employees, including named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of the grant date, and 1/48th of the shares vesting during each subsequent month of employment. Annual awards of restricted stock units made to existing employees in January 2010, including named executive officers, vest over four years at the rate of 13/48 of the shares on February 1, 2011, and thereafter at the rate of 3/48 of the original number of shares on the first day of each quarterly period of May, August, November and February commencing

May 1, 2011, with the last 2/48 of the original number of shares vesting on January 1, 2014, so long as the optionee remains an officer or employee of the Company. We set these vesting schedules in order to provide an incentive to our employees, including our named executive officers, to continue their employment with us over the long term and, with respect to the restricted stock units, to provide them the opportunity to sell their vested shares during a period following the public release of our prior quarter’s fiscal operating results.

Generally, we determine the size of each equity award to a named executive officer after reviewing long-term incentive compensation data from the compensation surveys and after considering the role of each named executive officer within our company, the criticality of their function within the organization and the named executive officer’s current equity position from previous equity awards. Since long-term incentive compensation levels fluctuate from year to year (depending on each company’s granting patterns, valuation assumptions, and stock price) and given the relatively low trading price of our ordinary shares, we generally review surveys using long-term incentive information from our Peer Group Companies under both a value approach, which is based on the fair value of long-term incentive awards, and a percentage of common shares outstanding approach, which compares the number of shares subject to each long-term incentive award to the number of shares outstanding for each company.

In addition to the annual equity awards granted to each of our named executive officer and to our CEO in 2009, in March 2009, our board of directors approved a one time offer to exchange options whereby our employees, including our named executive officers, were able to elect to exchange underwater stock options for stock options to purchase fewer ordinary shares and having a lower exercise price. Stock options eligible for exchange had an exercise price in excess of $13.65 per share. The option exchange was designed to be cost neutral to our company and thus underwater stock options were exchanged for replacement options to purchase fewer of our ordinary shares. For exchanged options having a per share exercise price of $13.66 to $16.99, the ratio of options exchanged for replacement options was 1.1 to 1 and for exchanged options having a per share exercise price of $17.00 or higher, the ratio of options exchanged for replacement options was 1.21 to 1. The replacement options had a per share exercise price equal to $10.23, which was the closing trading price of our ordinary shares on April 22, 2009, the last day of the exchange. The vesting schedules of the replacement options granted in the exchange depended on whether the exchanged options were originally granted in 2007 or 2008. The replacement options granted in exchange for options originally granted in 2007 vest with respect to 1/3 of the ordinary shares subject thereto on April 22, 2010 and then in equal monthly installments thereafter over two years. The replacement options granted in exchange for options originally granted in 2008 vest with respect to 1/4 of the ordinary shares subject thereto on April 22, 2010 and then in equal monthly installments thereafter over three years. Our named executive officers were granted options to purchase the following number of ordinary shares in the option exchange: Mr. Waldman 40,972, Mr. Gray 30,577, Mr. Sultzbaugh 117,354, Mr. Kagan 24,793 and Mr. Cohen 30,578.

In January 2010, our board of directors granted each of our named executive officers restricted stock units as follows: Mr. Waldman 45,000, Mr. Gray 12,000, Mr. Sultzbaugh 12,000, Mr. Kagan 11,000 and Mr. Cohen 12,000. In accordance with Proposal Five, our board of directors has recommended that the shareholders ratify and approve the previous grant of 45,000 restricted stock units to Mr. Waldman. These restricted stock units vest in accordance with the schedule described above in this section “Policies with Respect to Equity Compensation Awards.” The initial determinations with respect to the number of restricted stock units granted to each named executive officer and the vesting terms were made by our compensation committee in consultation with our CEO (except for his own grant). Our compensation committee and CEO reviewed the 2008 Radford Executive Surveys — U.S. and the 2008 Radford International Survey — Israel in the process of determining the size of stock option grants but did not target a particular percentile or engage in any benchmarking. Our compensation committee and our CEO (except with respect to his own grant) recommended the number of restricted stock units and the vesting terms to our board of directors.

The company does not have any equity ownership guidelines that require any of our directors or executive officers to hold a stated number or fixed percentage of our ordinary shares.

Change of Control Severance Arrangements

In November 2006, we entered into executive severance benefits agreements with each of our named executive officers, some of which were amended in 2008 to ensure compliance with, or exemption from, Section 409A of the U.S. Internal Revenue Code.

Each of the executive severance benefit agreements to which we are a party provide that if the executive’s employment with our company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), in each case during the 12-month period following a change of control (as defined in the agreements) of our company, then the executive is entitled to receive the following payments and benefits:

•	Continuation of the named executive officer’s salary for six months at a per annum rate of 120% of the executive’s annual base salary in effect on the termination date.

•	In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

•	Accelerated vesting and immediate exercisability of the named executive officer’s outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

We determined the amount of these payments and benefits prior to our initial public offering by reference to the general practices of public companies in our industry at that time.

The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to receive under applicable Israeli law. Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the retirement, death or termination without cause (as defined in the Israeli Severance Pay Law) of an employee. To satisfy this requirement, we make contributions on behalf of most of our Israeli-based employees to a fund known as Managers’ Insurance. This fund provides a combination of pension plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time Israeli employee, including each of our Israeli-based named executive officers, is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the pension plan and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the pension plan, 8.33% for severance payments and up to 2.5% for insurance).

Within the context of our compensation philosophy, the compensation committee believes the terms of our executive severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties through and following any change of control of our company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these executive severance agreements thus help ensure the best interests of our shareholders.

The potential payments under the executive severance benefits agreements as of December 31, 2009 are set forth below under the heading “Potential Payments Following a Change in Control.”

Perquisites

Historically, from time to time, our compensation committee and board of directors have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the below named executive officers. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, particularly when we require frequent or lengthy travel, and we may consider providing additional perquisites in the future. In 2009, our named executive officers received the perquisites set forth in the table below, which our compensation committee determined were appropriate in order to facilitate each named executive officer’s efforts on behalf of our company while at our California headquarters.

Name	Perquisite
Eyal Waldman	Housing and housing-related expense reimbursement Tax reimbursement related to perquisites provided
Michael Gray	Select travel reimbursement Housing-related expense reimbursement Tax reimbursement related to perquisites provided
Marc Sultzbaugh	Housing and housing-related expense reimbursement Car expense reimbursement Tax reimbursement related to perquisites provided Select travel reimbursement

The table above does not include automobile-related expense reimbursement, insurance reimbursement, retirement fund contributions, severance fund contributions and education fund contributions, all of which are provided to all of our employees, including our named executive officers, who are based in Israel.

In the future, we may provide additional perquisites to our named executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee and/or board of directors.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code, establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) generally provides that publicly-held companies cannot deduct compensation paid to certain named executive officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the U.S. Internal Revenue Code does not count toward the $1 million limit. While the compensation committee may consider Section 162(m) in making its compensation decisions, historically, the deductibility of compensation under Section 162(m) has not been a factor in the compensation committee’s determination process. The compensation committee will monitor the level of compensation paid to the company’s named executive officers and may act in response to the provisions of Section 162(m).

2009 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to each named executive officer for the years ended December 31, 2009, 2008 and 2007.

				Option Awards	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(f)	(i)		(j)

Eyal Waldman	2009	301,171	142,000	—	167,386	(2)	610,557
President & Chief	2008	307,643	162,500	448,659	112,620	(3)	1,031,422
Executive Officer	2007	250,000	100,000	543,603	67,707	(4)	961,310
Michael Gray	2009	213,058	40,000	—	30,449	(5)	283,507
Chief Financial	2008	225,794	47,000	98,745	5,110		376,649
Officer	2007	213,200	34,200	405,690	—		653,090
Marc Sultzbaugh	2009	204,460	40,000	—	105,384	(6)	349,844
Vice President	2008	215,463	47,000	138,586	39,601	(7)	440,650
of Worldwide Sales	2007	185,192	32,100	1,314,257	25,078	(8)	1,556,627
Michael Kagan(14)	2009	154,153	32,000	—	36,133	(9)	222,286
CTO and Vice President	2008	170,829	37,000	112,603	41,668	(10)	362,100
of Architecture	2007	136,251	24,000	328,938	34,986	(11)	524,175
Shai Cohen(14)	2009	156,808	33,000	—	38,057	(12)	227,865
Vice President of Operations and Engineering	2008	180,737	37,000	95,280	43,806	(13)	356,823

(1)	Amounts shown in this column for 2009 represent the aggregate incremental grant date fair value of options granted in exchange for surrendered options as part of our option exchange, as calculated under FASB ASC Topic 718. Amounts shown in this column for 2007 and 2008 represent the aggregate grant date fair value of the award(s) granted during the applicable year, as calculated under FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Includes $68,977 in tax related reimbursements, $40,876 in housing and housing-related expense reimbursements, $18,309 contributed to a severance fund, which is mandated by Israeli Law, $10,990 contributed to a retirement fund on behalf of Mr. Waldman, $16,485 contributed to an employee education fund on behalf of Mr. Waldman, $10,062 automobile related expense reimbursement and $1,687 insurance reimbursement.

(3)	Includes $39,462 in housing and housing-related expense reimbursements, $21,663 contributed to a severance fund, which is mandated by Israeli Law, $13,003 contributed to a retirement fund on behalf of Mr. Waldman, $19,504 contributed to an employee education fund on behalf of Mr. Waldman, $17,428 automobile related expense reimbursement and $1,560 insurance reimbursement.

(4)	Includes $20,998 contributed to a severance fund, which is mandated by Israeli Law, $19,035 contributed to a retirement fund on behalf of Mr. Waldman, $9,393 contributed to an employee education fund on behalf of Mr. Waldman, $5,486 in housing and housing-related expense reimbursement, $11,857 automobile related expense reimbursement and $938 in disability insurance payments made in accordance with Israeli law on behalf of Mr. Waldman.

(5)	Includes 401(k) plan matching contribution of $9,261, select travel reimbursement of $5,633, housing-related expense reimbursement of $8,311 and tax related reimbursements of $7,244.

(6)	Includes automobile related expense reimbursement of $7,668, housing and housing-related expense reimbursement of $23,497, 401(k) plan matching contribution of $10,712, select travel reimbursement of $7,248 and tax related reimbursements of $56,259.

(7)	Includes automobile related expense reimbursement of $8,214, housing and housing-related expense reimbursement of $16,741, select travel reimbursement of $9,993 and California tax equalization payments of $4,653.

(8)	Includes automobile related expense reimbursement of $7,161, housing and housing-related expense reimbursement of $9,186, select travel reimbursement of $8,041 and California tax equalization payments of $690.

(9)	Includes $12,204 contributed to a severance fund, which is mandated by Israeli Law, $7,325 contributed to a retirement fund on behalf of Mr. Kagan, $4,591 for automobile related expenses pursuant to the company’s automobile leasing program, $10,988 contributed to an employee education fund on behalf of Mr. Kagan and $1,025 insurance reimbursement. Mr. Kagan was promoted to chief technology officer and vice president architecture in January 2009.

(10)	Includes $14,277 contributed to a severance fund, which is mandated by Israeli Law, $8,430 contributed to a retirement fund on behalf of Mr. Kagan, $5,078 for automobile related expenses pursuant to the company’s automobile leasing program, $12,855 contributed to an employee education fund on behalf of Mr. Kagan and $1,028 insurance reimbursement.

(11)	Includes $11,308 contributed to a severance fund, which is mandated by Israeli Law, $6,813 contributed to a retirement fund on behalf of Mr. Kagan, $5,842 for automobile related expenses pursuant to the company’s automobile leasing program, $805 in disability insurance payments made in accordance with Israeli law on behalf of Mr. Kagan and $10,218 contributed to an employee education fund on behalf of Mr. Kagan.

(12)	Includes $13,062 contributed to a severance fund, which is mandated by Israeli Law, $7,840 contributed to a retirement fund on behalf of Mr. Cohen, $4,296 for automobile related expenses pursuant to the company’s automobile leasing program, $11,761 contributed to an employee education fund on behalf of Mr. Cohen and $1,098 insurance reimbursement.

(13)	Includes $15,188 contributed to a severance fund, which is mandated by Israeli Law, $9,116 contributed to a retirement fund on behalf of Mr. Cohen, $4,734 for automobile related expenses pursuant to the company’s automobile leasing program, $13,674 contributed to an employee education fund on behalf of Mr. Cohen and $1,094 insurance reimbursement.

(14)	Amounts reported for Messrs. Kagan and Cohen in 2009 are converted from New Israeli Shekels to U.S. dollars using the 2009 average exchange rate of 3.91 Shekels to 1 U.S. dollar. Amounts reported for Messrs. Kagan and Cohen in 2008 are converted from New Israeli Shekels to U.S. dollars using the 2008 average exchange rate of 3.56 Shekels to 1 U.S. dollar.

2009 Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2009.

				All Other
				Option Awards:
				Number of		Grant Date
				Securities	Exercise or Base	Fair Value of
			Date of Board	Underlying	Price of Option	Stock and
			Action	Options	Awards	Option Awards
Name	Grant Date		(1)	(#)	($/Sh)	($) (2)
(a)	(b)			(j)	(k)	(l)

Eyal Waldman	4/22/2009	(3)	3/10/2009	40,972	10.23	—
Michael Gray	4/22/2009	(3)	3/10/2009	30,577	10.23	—
Marc Sultzbaugh	4/22/2009	(3)	3/10/2009	117,354	10.23	—
Michael Kagan	4/22/2009	(3)	3/10/2009	24,793	10.23	—
Shai Cohen	4/22/2009	(3)	3/10/2009	30,578	10.23	—

(1)	All options were granted in exchange for options surrendered in the option exchange program approved by our board of directors on March 10, 2009.

(2)	Represents the incremental grant date fair value of each option granted in exchange for a surrendered option in the option exchange program calculated in accordance with the provisions of FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	These options vest with respect to 1/3 of the ordinary shares subject thereto on the first anniversary of the date of grant and then in equal monthly installments over the next two years.

2009 Outstanding Equity Awards At Fiscal Year-End Table

The following table provides information on the stock options held by each of our named executive officer as of December 31, 2009.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
	Vesting	Options	Options	Exercise	Option
	Commencement	Exercisable	Unexercisable	Price	Expiration
Name	Date	(#)	(#)(1)	($)(2)	Date
(a)		(b)	(c)	(e)	(f)

Eyal Waldman	10/26/2006	102,380	11,904	9.19	10/26/2016
	12/26/2008	22,500	67,500	8.23	12/26/2018
	4/22/2009	—	40,972	10.23	4/22/2019
Michael Gray	12/1/2004	107,285	—	3.5	10/15/2014
	11/1/2005	10,000	—	6.65	12/8/2015
	10/26/2006	22,857	—	9.19	10/26/2016
	12/26/2008	4,952	14,856	8.23	12/26/2018
	4/22/2009	—	30,577	10.23	4/22/2019
Marc Sultzbaugh	5/1/2000	11,714	—	1.3	2/28/2011
	6/1/2002	2,510	—	1.47	6/19/2012
	6/1/2003	3,428	—	2.63	12/28/2013
	11/1/2004	2,714	—	3.85	12/3/2014
	6/2/2005	4,000	—	5.08	6/2/2015
	11/1/2005	5,295	—	6.65	12/8/2015
	10/26/2006	5,857	—	9.19	10/26/2016
	12/26/2008	6,951	20,849	8.23	12/26/2018
	4/22/2009	—	117,354	10.23	4/22/2019
Michael Kagan	5/1/2000	65,714	—	1.3	2/28/2011
	6/1/2002	28,571	—	1.47	6/19/2012
	11/1/2005	5,957	—	6.65	12/8/2015
	10/26/2006	90,476	23,809	9.19	10/26/2016
	12/26/2008	5,647	16,941	8.23	12/26/2018
	4/22/2009	—	24,793	10.23	4/22/2019
Shai Cohen	5/1/2000	7,142	—	1.3	2/28/2011
	6/1/2002	30,000	—	1.47	6/19/2012
	6/1/2003	2,857	—	2.63	12/28/2013
	12/26/2008	4,779	14,334	8.23	12/26/2018
	4/22/2009	—	30,578	10.23	4/22/2019

(1)	Options with a vesting commencement date of April 22, 2009 vest with respect to 1/3 of the ordinary shares subject thereto on the first anniversary of the date of grant and then in equal monthly installments over the next two years. All other options vest with respect to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the vesting commencement date and with respect to 1/48 of the shares subject to the option on each monthly anniversary of the vesting commencement date thereafter.

(2)	Options are granted at an exercise price equal to the closing market price per share on the date of grant.

2009 Option Exercises and Shares Vested Table

The following table summarizes share option exercises by our named executive officers in 2009.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)
Name	(#)	($)
(a)	(b)	(c)

Michael Gray	27,000	369,090
Shai Cohen	50,000	847,326

(1)	The value realized upon exercise is the difference between the option exercise price and the market price of the underlying shares at exercise multiplied by the number of shares covered by the exercised option.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Following a Change of Control

The following table sets forth quantitative estimates of the benefits to be received by each of our named executive officers if his employment were terminated without cause or constructively terminated (as these terms are defined in the executive severance benefits agreements) on December 31, 2009, assuming that such termination occurred during the 12-month period following a change of control (as such term is defined in the executive severance benefits agreements) of our company.

Potential Payments Following a Change of Control

			Israeli	Value of
	Salary	COBRA	Severance	Accelerated
	Continuation	Coverage	Benefits	Equity Awards	Total
Name	($)	($)	($)	($)(1)	($)

Eyal Waldman	195,000	8,053	270,833	652,653	1,126,539
Michael Gray	138,000	24,242	—	234,672	396,914
Marc Sultzbaugh	132,000	12,962	—	625,185	770,147
Michael Kagan	92,492	—	128,408	313,123	534,023
Shai Cohen	94,085	—	130,618	208,803	433,506

(1)	The value of accelerated equity awards represents the aggregate intrinsic value of each named executive officer’s unvested options as of December 31, 2009. The intrinsic value with respect to each option is the positive difference, if any, between the aggregate exercise price of the option and the aggregate fair market value of the ordinary shares subject to the option as of December 31, 2009. The closing price of our ordinary shares on December 31, 2009 was $18.89 per share.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders(1)	6,403,679	8.38	1,228,102
Equity compensation plans not approved by security holders	—	—	—

Total	6,403,679	8.38	1,228,102

(1)	Consists of 1999 United States Equity Incentive Plan, 1999 Israeli Share Option Plan, 2003 Israeli Share Option Plan and Global Share Incentive Plan (2006).

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our ordinary shares as of January 31, 2010, by:

•	each shareholder known by us to own beneficially more than 5% of our ordinary shares (based on information supplied in Schedules 13D and 13G filed with the SEC, as indicated);

•	each of our executive officers named in the summary compensation table on page 33 (our principal executive officer, our principal financial officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days of January 31, 2010. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Chief Financial Officer.

	Beneficial Ownership
	Shares	Options	Percentage of
	Beneficially	Exercisable	Shares
Name of Beneficial Owner	Owned	within 60 Days	Outstanding(1)

5% Shareholders:
FMR LLC(2)	3,881,300	—	13.00%
Alger Associates, Inc.(3)	2,484,372	—	7.69%
Executive Officers, Directors and Nominees for Director:
Eyal Waldman(4)	1,894,214	134,076	6.18%
Glenda Dorchak	—	12,698	*
Irwin Federman	—	25,093	*
Michael Gray(5)	439	146,332	*
Shai Cohen	375,143	45,973	1.29%
Amal M. Johnson	10,000	58,967	*
Michael Kagan	190,400	204,920	1.20%
Thomas J. Riordan	35,544	20,951	*
Marc Sultzbaugh	—	44,206	*
Thomas Weatherford	—	58,093	*
All executive officers and directors as a group (11 persons)	2,880,883	784,425	10.95%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)	The applicable percentage ownership for members of our board of directors and named executive officers is based on 32,681,773 ordinary shares outstanding as of January 31, 2010, together with applicable options for such shareholder. The applicable percentage ownership for the beneficial owners listed in the table is based on the number of outstanding shares as of December 31, 2009, as indicated in the relevant 13G filings described in footnotes 2 and 3 below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Ordinary shares subject to the options currently exercisable, or exercisable within 60 days of January 31, 2010, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	This information is based on Amendment No. 3 of the Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC (FMR), Fidelity Management & Research Company (Fidelity), Fidelity Growth Company Fund (Fidelity Growth) and Edward C. Johnson 3d, pursuant to a joint filing agreement. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 3,881,300 as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth, amounted to 3,023,300 ordinary shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 3,881,300 shares owned by FMR funds. Members of the family of Edward C. Johnson 3d, chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders of FMR have entered into a shareholders’ voting agreement under which all Series B voting common shares of FMR will be voted in accordance with the majority vote of Series B voting common shares of FMR. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity, FMR and Fidelity Growth have their principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	This information is based on Amendment No. 3 to the Schedule 13G/A filed with the SEC on January 28, 2010 by Alger Associates, Inc. and Fred Alger Management, Inc. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Inc., which directly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family. The address of the principal business office for each of these reporting persons is 111 Fifth Avenue, New York, New York 10003.

(4)	Includes 1,928,322 ordinary shares held by Waldo Holdings 2, a general partnership formed pursuant to the laws of Israel, of which Eyal Waldman is a general partner. Mr. Waldman has sole voting and dispositive power over all of the shares.

(5)	Includes 439 ordinary shares held by the M&M Gray Family 2001 Trust U/T/A, for which Mr. Gray is a trustee.

Compliance with Section 16(a) Filing Requirements

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2009 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our ordinary shares have complied with the reporting requirements of Section 16(a), except that Form 4s reporting share options granted to Messrs. Ashuri, Cohen, Gray, Kagan, Sultzbaugh and Waldman on April 22, 2009 pursuant to the company’s one time offer to exchange certain outstanding options were filed one day late on April 27, 2009.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of April 1, 2010.

Name	Age	Position(s)

Eyal Waldman	49	Chief Executive Officer, President, Chairman of the Board and Director
Roni Ashuri	50	Vice President of Engineering
Shai Cohen	46	Vice President of Operations and Engineering
Michael Gray	53	Chief Financial Officer
Michael Kagan	52	Chief Technology Officer and Vice President of Architecture
Marc Sultzbaugh	47	Vice President of Worldwide Sales

Eyal Waldman is a co-founder of Mellanox, and has served as Mellanox’s chief executive officer, president and chairman of Mellanox’s board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman serves on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Waldman is located in Israel.

Roni Ashuri is a co-founder of Mellanox and has served as our vice president of engineering since June 1999. From March 1998 to May 1999, Mr. Ashuri served as product line director of system controllers at Galileo. From May 1987 to February 1998, Mr. Ashuri worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a cache controller group staff member. Mr. Ashuri holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Ashuri is located in Israel.

Shai Cohen is a co-founder of Mellanox and has served as our vice president of operations and engineering since June 1999. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Cohen is located in Israel.

Michael Gray has served as our chief financial officer since December 2004. Prior to joining Mellanox, from March 1995 until July 2004, Mr. Gray served in various capacities at SanDisk Corporation, a data storage company, including director of finance from March 1995 to July 1999, vice president of finance from August 1999 to February 2002 and as senior vice president of finance and administration and chief finance officer from March 2002 to July 2004. From July 1990 to February 1995, Mr. Gray served as controller of Consilium, Inc., a systems software development company which was acquired by Applied Materials, Inc. in December 1998. From October 1981 to June 1990, Mr. Gray served in various capacities at ASK Computer Systems, Inc., an enterprise resource planning solutions provider, including as treasury manager. Mr. Gray holds a Bachelor of Science in Finance from the University of Illinois and a Master of Business Administration from Santa Clara University. Mr. Gray is located in the United States.

Michael Kagan is a co-founder of Mellanox and has served as chief technology officer since January 2009. Previously, Mr. Kagan served as vice president of architecture from May 1999 to December 2008. From August 1983 to April 1999, Mr. Kagan held a number of architecture and design positions at Intel Corporation. While at Intel Corporation, between March 1993 and June 1996, Mr. Kagan managed Pentium MMX design, and from July 1996 to April 1999, he managed the architecture team of the Basic PC product group. Mr. Kagan holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Kagan is located in Israel.

Marc Sultzbaugh has served as our vice president of worldwide sales since April 2007. Mr. Sultzbaugh joined Mellanox in 2001 as director of high performance computing and director of central area sales, and was later promoted to senior director of sales in October 2005. Prior to joining Mellanox, he held various executive sales and marketing positions with Brooktree Semiconductor. From 1985 to 1989, Mr. Sultzbaugh was an engineer at AT&T Microelectronics. He holds a Bachelor of Science degree in Electrical Engineering from The University of Missouri-Rolla, and a Masters of Business Administration from The University of California, Irvine.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors consists of six directors. Our board of directors has determined that each of our current directors other than Eyal Waldman, our president, chief executive officer and chairman of the board, are independent under the director independence standards of The NASDAQ Stock Market.

Board Leadership Structure

Eyal Waldman is a co-founder of the company and has served as our chief executive officer, president and chairman of the board of directors since March 1999. The board of directors has determined that this is the most effective leadership structure for the company at the present time, taking into consideration the efficiencies associated with the company’s co-founder and chief executive officer serving as chairman of the board and the active role of the remaining directors, each of whom is independent. As the chief executive officer, Mr. Waldman’s has detailed knowledge of the risks, opportunities and challenges facing the company and is, therefore, the most appropriate person to identify strategic priorities and to develop an agenda that ensures that the board of director’s time and attention are focused on critical matters. The combined role also facilitates the flow of information between management and the board of directors and ensures clear accountability for the execution of the company’s strategy.

The board of directors acts independently of management. In March 2010, the board of directors designated Irwin Federman as lead independent director, which we believe will further contribute to the board’s independence. The board of directors regularly holds independent director sessions of the board without members of management present. In addition, each of the committees of the board of directors comprises only independent directors.

Risk Oversight

The board of directors oversees the company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. In its risk oversight role, the board of directors reviews annually the company’s strategic plan, which includes an assessment of potential risks facing the company. While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls, as described below under the section titled “Audit Committee.” In addition, in setting compensation, the compensation committee strives to create incentives that do not encourage risk-taking behavior that is inconsistent with the company’s business strategy. Each committee regularly reports to the full board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the three standing committees of the board of directors as of December 31, 2009 is set forth below:

Nominating and
Corporate
		Compensation	Governance
Name of Director	Audit Committee	Committee	Committee

Glenda Dorchak		Member	Member
Irwin Federman	Member	Member
Thomas Riordan	Member	Chairman
Amal M. Johnson	Member	Member	Chairman
Thomas Weatherford	Chairman		Member

Mr. Waldman is not a member of any committee of our board of directors.

Audit Committee

Our board of directors must appoint an audit committee comprised of at least three directors including all of the outside directors, but excluding the chairman of our board of directors, our general manager, our chief executive officer, any controlling shareholder, any relative of the foregoing persons and any director employed by the company or who provides services to the company on a regular basis.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors’ qualifications, independence and performance, determines the engagement of the independent auditors, reviews and approves the scope of the annual audit and the audit fee, discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on the Mellanox engagement team as required by law, reviews our critical accounting policies and estimates, oversees our internal audit function, reviews, approves and monitors our code of ethics and “whistleblower” procedures for the treatment of reports by employees of concerns regarding questionable accounting or auditing matters and annually reviews the audit committee charter and the committee’s performance.

Our audit committee must approve specified actions and transactions with office holders and controlling shareholders. A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder who owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights. Our audit committee may not approve any action or a transaction with a controlling shareholder or with an office holder unless, at the time of approval, our two outside directors are serving as members of the audit committee and at least one of them is present at the meeting at which the approval is granted.

Additionally, under the Companies Law, the role of the audit committee is to identify any irregularities in the business management of the company in consultation with the company’s independent accountants and internal auditor and to suggest an appropriate course of action. Our audit committee charter allows the committee to rely on interviews and consultations with our management, our internal auditor and our independent public accountant, and does not obligate the committee to conduct any independent investigation or verification. We designated an internal auditor during the fiscal year ended December 31, 2008.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board has determined that Mr. Weatherford is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by The NASDAQ Stock Market rules and regulations. Our board has determined that Amal Johnson, as an outside director, has the requisite financial and accounting expertise required under the Companies Law. Our board has also determined that each of the members of our audit committee is independent within the meaning of the independent director standards of The NASDAQ Stock Market and the SEC. Our board of directors has adopted a written charter for the audit committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Compensation Committee

Our compensation committee reviews and recommends our programs, policies and practices relating to compensation and benefits of our officers and employees. The compensation committee, in consultation with our chief executive officer and our board of directors, decides how much cash compensation should be part of each officer’s total compensation by comparing the officer’s compensation against a peer group of companies listed in the survey data we utilize and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer’s equity holdings. The compensation committee also manages the issuance of share options and other awards under our equity incentive plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Stock Market and the U.S. Internal Revenue Code. Our board of directors has adopted a written charter for the compensation committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition and organization of our board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning governance matters. We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with, the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board of directors has adopted a written charter for the nominating and corporate governance committee. A copy of the charter, as amended to date, is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of eleven meetings during 2009. The audit committee, compensation committee and nominating and corporate governance committee held nine, seven and four meetings, respectively, during 2009. During 2009, each of our directors attended or participated in at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by the committee(s) of the board of directors on which he or she served, except that Rob S. Chandra, who retired from the board of directors on May 19, 2009, attended one meeting of the board of directors and three meetings of the compensation committee, and Ms. Dorchak, who was appointed to the board of directors on July 20, 2009 and to the compensation committee and nominating and corporate governance committee on October 20, 2009, attended six meetings of the board of directors, two meetings of the compensation committee and no meetings of the nominating and corporate governance committee.

Our directors are encouraged to attend our annual general meeting of shareholders although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders. In 2009, Mr. Waldman was the sole member of our board who attended the annual general meeting of shareholders.

Consideration of Director Nominees

Shareholder Nominations and Recommendations.  Our articles of association set forth the procedure for the proper submission of shareholder nominations for membership on the board of directors as previously discussed. In addition, the nominating and corporate governance committee may consider properly submitted shareholder recommendations for candidates for membership on the board of directors. A shareholder may make such a recommendation by submitting the following information to the secretary of the company at the offices of Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085: the candidate’s name and address; a representation that the recommending shareholder is a holder of record of our ordinary shares and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the shareholder and each nominee pursuant to which nominations are to be made by the shareholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors; the consent of each nominee to serve as a director if so elected; and a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the appointment of such nominee. The chairman of the board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

Director Qualifications.  Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the company’s operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

Identifying and Evaluating Director Nominees.  Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, shareholders or other persons. The nominating and corporate governance committee reviews the qualifications of any candidates who have been properly brought to the committee’s attention. Such review may, at the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by shareholders are evaluated by the committee using the same criteria as other candidates. In addition, under the Companies Law, if at the time for the appointment of outside directors all members of the board of directors are of the same gender, then at least one of the outside directors to be appointed must be of the other gender.

Involvement in Certain Legal Proceedings

SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees to our board of directors or corporations of which a nominee was an executive officer at or within two years before the time of such filing. Ms. Dorchak served as chairman and chief executive officer of Value America, Inc., an online retailer, from September 1998 until November 2000. In October 2000, Value America, Inc. voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a “code of conduct.” The code is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.” We will post any amendment to the code, as well as any waivers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market, on our website.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our compensation committee and board of directors the company’s compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our shareholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our share price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our ordinary shares.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for shareholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Shareholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085. The secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director, as the case may be, or, if the secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

Director Compensation

In October 2006, our board of directors adopted a compensation program for non-employee directors which became effective on February 6, 2007 and was amended at our 2008 Annual General Meeting of shareholders with respect to the annual retainer amount we pay Mr. Weatherford for his service as chairperson of our audit committee. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board member;

•	$25,000 per year for service as chairperson of the audit committee and $5,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

•	$5,000 per year for service as a member of the audit committee and $2,500 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

•	$750 for each board or committee meeting attended in person ($500 for meetings attended by video or telephone conference).

The foregoing amounts represent the annual compensation we paid to non-employee directors for fiscal year 2009.

Effective January 1, 2010, except with respect to outside directors under the Companies Law, for whom the following change will be effective only from the date of their reappointment as outside directors, our board of directors and our audit committee adopted a cash compensation program for non-employee directors subject to shareholder approval of Proposal Seven of this proxy statement. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board member;

•	$25,000 per year for service as chairperson of the audit committee and $7,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

•	$5,000 per year for service as a member of the audit committee and $3,000 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

•	No fees to be paid for each board or committee meeting attended.

In addition to cash compensation, each of our non-employee directors receive initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under our Global Share Incentive Plan (2006), of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers. On January 26, 2010, the board of directors amended the Non-Employee Director Grant Policy, effective as of the date of the annual general meeting, subject to shareholder approval of Proposal Eight of this proxy statement. Prior to the proposed amendment, each new non-employee director received an option to purchase 57,142 ordinary shares as of the date he or she first became a non-employee director, and, thereafter, following the date of each annual general meeting, each individual who continued to serve as a non-employee director on such date received an automatic option grant to purchase 11,428 ordinary shares. These option grants vested in equal monthly installments over three years following their respective dates of grant. Following the proposed amendment to the Non-Employee Director Grant Policy, each new non-employee director will receive an option to purchase 50,000 ordinary shares as of the date he or she first becomes a non-employee director, which will begin vesting immediately in equal monthly increments over the thirty-six months following such appointment and will be 100% vested on the thirty-six month anniversary of such appointment provided the director continues to serve as a non-employee director. In addition, following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an award of 5,000 restricted stock units, which will begin vesting immediately in equal monthly increments over the twelve months following such meeting and will be 100% vested on the twelve month anniversary of the grant date provided the director continues to serve as a non-employee director.

The exercise price of each equity award granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by such award. Equity awards will have a maximum term of ten years measured from the grant date, subject to earlier termination in the event of the optionee’s cessation of service to our company.

Under our Non-Employee Director Option Grant Policy, our directors will have a three-month period following cessation of service to our company in which to exercise any outstanding vested options, except in the case of a director’s death or disability, in which case the options will be exercisable by the director or his or her estate or beneficiary for a 12-month period following the cessation of services. Options granted to our non-employee directors pursuant to our Non-Employee Director Option Grant Policy will fully vest and become immediately exercisable upon a change in control of our company.

The compensation of our outside directors, Ms. Johnson and Mr. Riordan, is subject to restrictions imposed by Israeli law, and cannot be greater than the average compensation paid to all other non-executive directors nor less than the lowest compensation paid to any other non-executive director at the time of determination of the outside directors’ compensation.

The table below sets forth information regarding compensation provided by us to our non-employee directors during the year ended December 31, 2009.

Director Compensation in Fiscal Year 2009

	Fees Earned or
	Paid in Cash	Option Awards
Name	($)	($)(1)(2)	Total
(a)	(b)	(d)	(h)

Thomas Riordan	43,646	79,658	123,304
Thomas Weatherford	62,000	79,658	141,658
Irwin Federman	42,000	79,658	121,658
Rob S. Chandra(3)	11,523	—	11,523
Amal M. Johnson	51,250	79,658	130,908
Glenda Dorchak(4)	14,709	466,959	481,668

(1)	On May 19, 2009, each non-employee director, other than Mr. Chandra and Ms. Dorchak, was granted an option to purchase 11,428 ordinary shares at a per share exercise price equal to $11.74 per share. On July 20, 2009, Ms. Dorchak was granted an option to purchase 57,742 ordinary shares at a per share exercise price equal to $13.66. Amounts shown in this column represent the aggregate grant date fair value of the award, as calculated under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (revised January 15, 2010), “Stock Compensation” (“FASB ASC Topic 718”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The aggregate number of ordinary shares subject to outstanding option awards for each person in the table set forth above as of December 31, 2009 is as follows:

Name	Option Awards

Thomas Riordan	34,284
Thomas Weatherford	71,426
Irwin Federman	38,426
Rob S. Chandra	—
Amal M. Johnson	79,998
Glenda Dorchak	57,142

(3)	Mr. Chandra retired from our board of directors as of May 19, 2009.

(4)	Ms. Dorchak joined our board of directors on July 20, 2009.

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on the company’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by the company. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in our periodic reports on Form 10-Q and Form 8-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. You may call the SEC at 1-800-SEC-0330 for further information about the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.mellanox.com.

OTHER MATTERS

As of the date of this proxy statement, no shareholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the board of directors,

Alan C. Mendelson
Secretary

Sunnyvale, California
April   , 2010

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF MELLANOX TECHNOLOGIES, LTD. May 17, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://www.proxydocs.com/mlnx Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND A VOTE “FOR” PROPOSALS 2 THROUGH 11. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors (Non-Outside) FOR AGAINST ABSTAIN Eyal Waldman Glenda Dorchak Irwin Federman Thomas Weatherford 2. To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for a three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999. Amal M. Johnson Thomas J. Riordan 3. To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term. 4. To approve (i) the increase in the annual base salary of Eyal Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN 5. To ratify and approve the grant to Eyal Waldman of (i) an option to purchase 49,578 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 31, 2007 and subsequently surrendered by Mr. Waldman in exchange for an option granted on April 22, 2009, (ii) an option to purchase 90,000 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 26, 2008, (iii) an option to purchase 40,972 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on April 22, 2009 in exchange for the option surrendered by Mr. Waldman, and (iv) 45,000 restricted stock units, which was previously approved by our audit committee and our board of directors and previously granted on January 4, 2010. 6. To ratify and approve all past perquisites paid to Eyal Waldman related to the performance of his services as the chief executive officer, president and chairman of the board of directors, and to authorize the board of directors or compensation committee to approve the extent of such perquisites from time to time. 7. To approve certain increases to the annual retainer fees paid to non-employee directors and to eliminate the fees paid to non-employee directors for each board or committee meeting attended. 8. To approve certain changes to the initial and annual, automatic, non- discretionary grants made to non-employee directors pursuant to our Non-Employee Director Option Grant Policy. 9. To approve an amendment to the indemnification undertaking between the company and each of our directors and officers. 10. To ratify and approve the purchase of liability insurance for directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010 and ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015, whether as a renewal of the company’s existing directors and officers liability insur ance policy or policies or the purchase of directors and officers liability insurance from one or more different insurers, subject to the following terms: (a) annual coverage of no more than $30 million in the aggregate, (b) annual premiums of no more than $250,000 in the aggregate and (c) prior to purchasing liability insurance, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with these terms. 11. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF MELLANOX TECHNOLOGIES, LTD. May 17, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual General Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://www.proxydocs.com/mlnx Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND A VOTE “FOR” PROPOSALS 2 THROUGH 11. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED 1. Election of Directors (Non-Outside) FOR AGAINST ABSTAIN Eyal Waldman Glenda Dorchak Irwin Federman Thomas Weatherford 2. To elect Amal M. Johnson and Thomas J. Riordan as our outside directors, each to hold office for a three-year term, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal, subject to and in accordance with the provisions of the Israeli Companies Law, 1999. Amal M. Johnson Thomas J. Riordan 3. To approve the appointment of Eyal Waldman, our president and chief executive officer, as chairman of the board of directors for an additional three-year term. 4. To approve (i) the increase in the annual base salary of Eyal Waldman from $325,000 to $375,000, effective April 1, 2010, and (ii) the cash bonus previously paid to Mr. Waldman in the amount of $142,000 for services rendered for the fiscal year ended December 31, 2009. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 5. To ratify and approve the grant to Eyal Waldman of (i) an option to purchase 49,578 FOR AGAINST ABSTAIN ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 31, 2007 and subsequently surrendered by Mr. Waldman in exchange for an option granted on April 22, 2009, (ii) an option to purchase 90,000 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on December 26, 2008, (iii) an option to purchase 40,972 ordinary shares, which was previously approved by our audit committee and our board of directors and previously granted on April 22, 2009 in exchange for the option surrendered by Mr. Waldman, and (iv) 45,000 restricted stock units, which was previously approved by our audit committee and our board of directors and previously granted on January 4, 2010. 6. To ratify and approve all past perquisites paid to Eyal Waldman related to the performance of his services as the chief executive officer, president and chairman of the board of directors, and to authorize the board of directors or compensation committee to approve the extent of such perquisi tes from time to time. 7. To approve certain increases to the annual retainer fees paid to non-employee directors and to eliminate the fees paid to non-employee directors for each board or committee meeting attended. 8. To approve certain changes to the initial and annual, automatic, non- discretionary grants made to non-employee directors pursuant to our Non-Employee Director Option Grant Policy. 9. To approve an amendment to the indemnification undertaking between the company and each of our directors and officers. 10. To ratify and approve the purchase of liability insurance for directors and officers of the company and its subsidiaries for the period commencing on February 7, 2010 and ending no later than the later of (i) the 2015 annual general meeting and (ii) June 1, 2015, whether as a renewal of the company’s existing directors and officers liability insurance policy or policies or the purchase of directors and officers liability insurance from one or more different insurers, subject to the following terms: (a) annual coverage of no more than $30 million in the aggregate, (b) annual premiums of no more than $250,000 in the aggregate and (c) prior to purchasing liability insurance, our audit committee and board of directors will authorize that the terms of the proposed policy or policies comply with these terms. 11. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 MELLANOX TECHNOLOGIES, LTD. PROXY FOR THE 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 17, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned shareholder of Mellanox Technologies, Ltd., an Israeli company, hereby acknowledges receipt of the Notice of 2010 Annual General Meeting of Shareholders and Proxy Statement each dated April , 2010 and hereby appoints Eyal Waldman and Michael Gray, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2010 Annual General Meeting of Shareholders of Mellanox Technologies, Ltd. to be held on May 17, 2010 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, and at any postponement or adjournment thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of each director nominee and “FOR” the approval of each other proposal set forth below in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side) 14475